EXHIBIT 23


       Consent of Independent Certified Public Accountants

     We have issued our report dated May 22, 1996, accompanying the consolidated financial statements incorporated by reference or included in the Annual Report of Environmental Tectonics Corporation and Subsidiary on Form 10-KSB for the year ended February 23, 1996. We hereby consent to the incorporation by reference of said report in the Registration Statement of Environmental Tectonics Corporation and Subsidiary on Form S-8 (File No. 2-92407, effective August 14, 1984) and on Form S-3 (File No. 33-42219, effective September 4, 1991).


GRANT THORNTON LLP



Philadelphia, Pennsylvania
May 22, 1996